Citigroup Global Markets Holdings Inc.
Guaranteed by Citigroup Inc.

3 Year Dual Directional Market-Linked Notes Linked to INDU

Key Terms

This summary of terms is not complete and should be read with the pricing supplement below

Issuer:	Citigroup Global Markets Holdings Inc.
Guarantor:	Citigroup Inc.
Underlying index:	Dow Jones Industrial Average™ (ticker: "INDU")
Pricing date:	November 29, 2019
Valuation dates:	Monthly
Final valuation date:	November 29, 2022
Maturity date:	December 2, 2022
Knock-out return:	2%
Knock-out event:	The closing level of the underlying index is less than the downside knock-out level or greater than the upside knock-out level on any valuation date
CUSIP / ISIN:	17327TFC5 / US17327TFC53
Upside knock-out level:	33,801.949, which is 120.50% of the initial index level
Downside knock-out level:	22,300.871, which is 79.50% of the initial index level
Initial index level:	28,051.41, the closing level of the underlying index on the pricing date
Final index level:	The closing level of the underlying index on the final valuation date
Index return:	(Final index level - initial index level) / initial index level
Note return amount:	• If a knock-out event occurs: $1,000 × the knock-out return • If a knock-out event does not occur: $1,000 × the absolute value of the index return
Payment at maturity:	$1,000 + note return amount If a knock-out event does not occur and the index return is 0%, you will not receive any positive return on your investment. All payments on the notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.
Stated principal amount:	$1,000 per note
Pricing Supplement:	Pricing Supplement dated November 29, 2019

Hypothetical Payment at Maturity

	Assuming a Knock-out Event Occurs		Assuming a Knock-out Event Does Not Occur	
Hypothetical Index Return	Hypothetical Note Return	Hypothetical Payment at Maturity	Hypothetical Note Return	Hypothetical Payment at Maturity
100.00%	2.00%	$1,020.00	N/A	N/A
75.00%	2.00%	$1,020.00	N/A	N/A
50.00%	2.00%	$1,020.00	N/A	N/A
20.51%	2.00%	$1,020.00	N/A	N/A
20.50%	2.00%	$1,020.00	$1,205.00	20.50%
10.00%	2.00%	$1,020.00	$1,100.00	10.00%
5.00%	2.00%	$1,020.00	$1,050.00	5.00%
2.00%	2.00%	$1,020.00	$1,020.00	2.00%
0.00%	2.00%	$1,020.00	$1,000.00	0.00%
-2.00%	2.00%	$1,020.00	$1,020.00	2.00%
-5.00%	2.00%	$1,020.00	$1,050.00	5.00%
-10.00%	2.00%	$1,020.00	$1,100.00	10.00%
-20.50%	2.00%	$1,020.00	$1,205.00	20.50%
-20.51%	2.00%	$1,020.00	N/A	N/A
-50.00%	2.00%	$1,020.00	N/A	N/A
-100.00%	2.00%	$1,020.00	N/A	N/A

Selected Risk Considerations • You may not receive any positive return on your investment in the notes. • Although the notes provide for the repayment of the stated principal amount at maturity, you may nevertheless suffer a loss on your investment in real value terms. • Your potential to participate in the absolute value of any depreciation of the underlying index may terminate on any valuation date. • The probability that a knock - out event will occur will depend in part on the volatility of the underlying index. • Your potential return on the notes is limited and may significantly underperform the underlying index. • Investing in the notes is not equivalent to investing in the underlying index or the stocks that constitute the underlying index. You will not receive dividends or have any other rights with respect to the underlying index. • If a knock - out event does not occur, your payment at maturity will depend on the closing level of the underlying index on a single day. • The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the notes. • The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • Sale of the notes prior to maturity may result in a loss of principal. • The estimated value of the notes on the pricing date is less than the issue price. For more information about the estimated value of the notes, see the accompanying pricing supplement. • The value of the notes prior to maturity will fluctuate based on many unpredictable factors. • The issuer and its affiliates may have conflicts of interest with you. The above summary of selected risks does not describe all of the risks associated with an investment in the notes. You should read the accompanying pricing supplement and product supplement for a more complete description of risks relating to the notes. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates . In connection with your investment, you should read the accompanying pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos . 333 - 224495 and 333 - 224495 - 03) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider in connection with an investment in the notes. This offering summary is not for distribution in isolation and must be read together with the accompanying pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.